Exhibit 19

May 6, 2025

MATRIX SERVICE COMPANY
INSIDER TRADING POLICY

1.    General

In the normal course of business, officers, directors, employees, consultants and contractors of Matrix Service Company and its subsidiaries (collectively, the "Company") may come into possession of significant, sensitive, material, confidential or proprietary information. In the eyes of the law, this information is considered the Company's property. Persons affiliated with the Company hold this information in trust. Because the Company is publicly held, federal insider trading laws generally prohibit any director, officer, employee, consultant or contractor of the Company possessing material nonpublic information about the Company from buying or selling Company securities or passing on such information to other buyers or sellers.

Substantial penalties can be imposed for violation of such laws, both civil and criminal. The purpose of this Insider Trading Policy (this “Policy”) is to: (i) inform persons that are affiliated with the Company of their responsibilities in this area under the law; (ii) establish procedures for certain officers, directors, employees, consultants and contractors of the Company to follow before trading in Company securities; and (iii) explain the consequences of violating the law and this Policy. In order to facilitate compliance with applicable law regarding insider purchases and sales of the securities of the Company, the Company is implementing this Policy.

2.Federal insider trading laws

The law. Federal insider trading laws generally prohibit any officer, director, employee, consultant or contractor of the Company (and their respective family members) who possesses material, nonpublic information (also referred to as "inside information") relating to the Company from buying or selling common stock ("common stock" or "stock") or other securities of the Company or engaging in any other action to take advantage of, or pass on to others, that information. Personal trading transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not an exception. The Securities and Exchange Commission ("SEC"), which is the primary U.S. regulator under the federal securities laws, takes the view that the mere fact that a person knows or possesses the information is enough to bar him or her from trading, even if the reasons for the potential trade are not based on that information. This prohibition also extends to all material inside information regarding other companies that may be acquired in the course of a person's employment or relationship with the Company. The restrictions described herein with respect to officers, directors, employees, consultants and contractors also apply to family members of such persons and to entities controlled by such persons. If you have any questions regarding the application of these policies, please contact the Company’s Chief Financial Officer or Vice President and General Counsel.

Materiality. In order to comply with this Policy, it is important for you to determine whether certain information is material nonpublic information. Information may be considered "material" when the information, whether positive or negative, might be of possible

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May 6, 2025
significance to an investor in a decision to purchase, sell or hold stock or other securities. Information may be significant for this purpose even if it would not alone determine the investor's decision. Chances are, if a person learns something that leads that person to want to buy or sell securities, the information will be considered material. Thus, even speculative information can be material; information that something is likely to happen or not happen, or even that it may or may not happen, can be considered material. In short, any information which could reasonably be expected to affect the price of the security is material information and, if not public, material nonpublic information.

By way of example, it is probable that the following information, in most circumstances, would be deemed material:

•annual, quarterly or monthly financial results;

•a change in earnings guidance, including forecasted earnings or revenues;

•negotiations and agreements regarding a significant pending or proposed merger or other business combination;

•a pending or proposed acquisition of a significant asset or business;

•a pending or proposed disposition of a significant asset or subsidiary;

•entering into a significant new contract or the termination or non-performance by a party under an important existing contract;

•the gain or loss of a substantial customer or supplier;

•the initiation of a dividend or a change in dividend policy, or the initiation, modification or suspension of a stock buyback program;

•an offering of debt or equity securities or other events affecting the Company’s securities, including stock splits;

•material threatened litigation or material developments in existing litigation;

•significant labor disputes;

•major changes in senior management; or

•the launch of a new product or business or significant changes in service offerings.

This list is not exhaustive; other types of information may also be material. Officers, directors, employees, consultants and contractors, all family members of such persons and all entities controlled by such persons, must not engage in any transaction that is described above until after this type of information becomes public.

When information is public. Information is considered "public" and no longer "inside" only after it has been effectively disclosed in a manner sufficient to ensure its availability to the investing public. This disclosure generally requires a public announcement by the Company

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May 6, 2025
whether by widely disseminated press release, SEC filing or other similar method of informing the investing public. Selective disclosure to a few persons does not make information public. Furthermore, adequate dissemination requires allowing enough time after the announcement for the market to react to the information. You must wait until the next trading day after one full trading day has elapsed from the date the Company publicly discloses formerly material nonpublic information before trading in the Company’s securities.

Tipping. Information that could have an impact on the Company’s stock price, or sensitive information relating to other companies, including customers, suppliers or potential parties to contracts, must not be passed intentionally or inadvertently on to other companies or people (such as family members, friends, relatives or business associates). When "tipping" occurs, both the "tipper" and the "tippee" may be held liable, and this liability may extend to all those to whom the tippee gives the information. The legal penalties described in this Policy are applicable whether or not a person derives any benefit from another's actions.

3.Restrictions on purchases, sales and tipping

General policy. If you possess material nonpublic information concerning the Company, neither you nor your spouse, minor children, other adults living in your household, children who are away at college or family members who do not live in your household but whose transactions in Company securities are directed by you or subject to your influence or control (collectively, "family members"), whether or not your family members are aware of or possess the material nonpublic information, may (i) buy, sell or gift stock or other securities of the Company (including options relating to such securities) or (ii) pass on such information to others (tipping). The Company also prohibits (i) buying, selling or gifting securities (including options relating to such securities) issued by other companies such as customers, suppliers, competitors or joint venture partners if you have acquired or possess material nonpublic information relating to such companies in the course of your employment or affiliation with the Company or (ii) passing such information on to others (tipping). The restrictions on purchases, sales and tipping described above also apply to any entity that you or a family member influence or control, including any corporations, partnerships or trusts (collectively, “controlled entities”), and any transactions by these controlled entities are subject to this Policy and applicable securities laws as if they were for your own account.

Regular blackout periods. In addition to the general policy prohibiting trading while in possession of material nonpublic information, the Company also prohibits all directors, officers and any employees who regularly have access to internal financial information, and all family members of such persons, from purchasing or selling stock or other securities of the Company during the period beginning on the last day of the last month of each fiscal quarter and ending one full trading day after earnings have been released with respect to such quarter or fiscal year (the "Blackout Period"). Therefore, a Blackout Period will begin for such persons on each March 31, June 30, September 30 and December 31, and will end on the next trading day after one full trading day has elapsed after the date on which earnings have been released for the prior quarter or prior year, as applicable.

Special blackout periods. From time to time an event may occur that is known by only a few directors, officers and key employees. So long as the event remains material and non-public, the persons who are aware of the event, as well as persons covered by the regular Blackout Periods, shall not trade in the Company’s securities. The existence of a special

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Blackout Period will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person subject to pre-clearance (see Section 4, Prohibited Transactions) requests permission to trade in the Company’s stock during a special Blackout Period, the Chief Financial Officer or the Vice President and General Counsel, who has been designated as our compliance officer for purposes of this Policy, will inform the requesting person of the existence of a Blackout Period, without disclosing the reason for the blackout. Any person made aware of the existence of a special Blackout Period shall not disclose the existence of the blackout to any other person. A special Blackout Period shall end on the next trading day after one full trading day has elapsed from the date the Company publicly discloses formerly material nonpublic information.

No safe harbor. For those persons who are subject to Blackout Periods, the existence of such blackouts shall not be considered a safe harbor for trading during other periods, and all directors, officers, other employees, consultants and contractors should use good judgment at all times. For example, occasions may arise when individuals covered by this Policy become aware prior to the Blackout Period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, this Policy prohibits trading even though the time period is not within the Blackout Period or even if you are not subject to the Blackout Periods in the normal course of business. If you have any questions about whether you are permitted to trade in Company securities at any particular time, you should contact the Company’s Chief Financial Officer or Vice President and General Counsel.

Option exercises, vesting of restricted stock units and tax withholding. This Policy does not apply to exercises of options to purchase common stock, where there no sale of the underlying stock is involved, including exercises where the Company withholds shares for the payment of the exercise price of the options. The restrictions included in this Policy also do not apply to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. However, any sale of stock of the Company made in connection with the exercise of options (i.e., “cashless” broker exercises) are subject to the restrictions contained in this Policy.

This Policy also does not apply to the lapsing of restrictions on restricted stock units, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the lapsing of restrictions on any restricted stock units. This Policy does apply, however, to any market sale of previously restricted common stock.

Employee Stock Purchase Plan. This Policy does not apply to purchases of the Company’s securities in the Company’s Employee Stock Purchase Plan (“ESPP”) resulting from periodic contributions of money to the ESPP pursuant to elections made a the time of enrollment in the ESPP. However, this Policy does apply to a participant’s election to participate, cease participation or otherwise alter his or her participation in the ESPP, and to a participant’s sales of Company securities purchased pursuant to the ESPP.

Standing and limit orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 trading plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker

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could execute a transaction when a director, officer, employee, consultant or contractor is in possession of material nonpublic information. You may only place an order when the window is open and you must close or cancel your order if you become aware of material non-public information or your window closes.

Post-employment. This Policy may continue to apply to you after the termination of your service. If your employment terminates for any reason while you are in possession of material nonpublic information or you are subject to either or both of the blackout periods, you will continue to be subject to this Policy until the blackout period ends or until that information has become public or is no longer material.

No excuses. Remember that transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws. The SEC takes the position that the mere fact that an employee knows of or possesses inside information is a prohibition to trading; it is no excuse that the employee's asserted reasons for trading were not based on that information.

4.Prohibited Transactions

No short sales. You are prohibited from making any short sales of stock or other publicly traded securities of the Company. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited.

No Speculative Transactions. You are prohibited from engaging in transactions in put options, call options, or other derivative securities of the Company's common stock on an exchange or in any other organized market. A transaction in options is, in effect, a bet on the short-term movement of the common stock, and therefore creates the appearance that you are trading based on inside information.

No Hedging transactions. You are prohibited from purchasing any securities or other financial instruments or engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the value of any equity securities of the Company, or any parent or subsidiary of the Company, that you hold, directly or indirectly. Certain forms of hedging transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the common stock. These transactions would allow you to continue to own the covered securities, but without the full risks and rewards of ownership. You may no longer have the same objectives as the Company's other stockholders.

No pledging company securities; margin accounts. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material

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non-public information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or otherwise pledging Company securities.

No short sales. You are prohibited from making any short sales of stock or other publicly traded securities of the Company. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited.
No Speculative Transactions. You are prohibited from engaging in transactions in put options, call options, or other derivative securities of the Company's common stock on an exchange or in any other organized market. A transaction in options is, in effect, a bet on the short-term movement of the common stock, and therefore creates the appearance that you are trading based on inside information.

No Hedging transactions. You are prohibited from purchasing any securities or other financial instruments or engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the value of any equity securities of the Company, or any parent or subsidiary of the Company, that you hold, directly or indirectly. Certain forms of hedging transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the common stock. These transactions would allow you to continue to own the covered securities, but without the full risks and rewards of ownership. You may no longer have the same objectives as the Company's other stockholders.

No pledging company securities; margin accounts. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or otherwise pledging Company securities.

5.Rule 10b5-1 Plans

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Insiders may consider implementing 10b5-1 plans should they intend to sell securities of the Company. However, 10b5-1 plans require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus do limit flexibility and discretion. Accordingly, while some individuals may find 10b5-1 plans attractive, they may not be suitable for all Insiders.

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A 10b5-1 plan (“Plan”) is specific to each individual, however, the Company has established specific requirements that must be met to qualify as an approved Plan. They are:

A.Pre-Approval. Officers and Directors wanting to establish a Plan must first receive approval from the Chief Financial Officer and the General Counsel. Should the Chief Financial Officer or the General Counsel desire to enter into a Plan, the Company’s outside security counsel shall serve as the secondary approval. The Company’s Named Executive Officers shall also make the Company’s Board of Directors aware they have entered into a Plan.

B.Plan Requirements. The Plan must be in writing and meet all the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, including but not limited to:

•The Plan must include a representation certifying that at the time of the adoption of a new or modified Plan the individual entering into the Plan is not aware of material nonpublic information about the Company or its securities;

•The Plan must include a representation certifying that the individual entering into the Plan is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

•The Plan must provide for a cooling off period of 90 days between the date the Plan is adopted or modified and the date of the first possible transaction under the Plan.

C.Stock Plan Administration. Promptly after completing a Plan, Officers shall provide a copy of their Plan to the Company’s Stock Plan Administrator to ensure applicable Securities and Exchange Commission filings are completed when trades occur pursuant to the Plan.

D.Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company and is not subject to a trading blackout period.

E.Number of Plans. Except as otherwise permitted under Rule 10b5-1, an individual may only have one Plan open at any time.

F.“Single-trade” Plans. Officers or Directors may only enter into one “single-trade” plan within any 12-month period. A “single-trade” plan is a plan designed to effect the open market purchase or sale of the total amount of securities subject to the Plan in a single transaction.

G.Amendments. Amendments to 10b5-1 plans are treated as terminations of the old plan and entry into a new plan with a new 90-day cooling off period.

6.Pre-clearance of all trades by directors, executive officers and key employees

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To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, when an executive officer engages in a trade while unaware of a pending major development), the following procedure is applicable:

All transactions in the common stock or other securities of the Company (acquisitions, dispositions, transfers, etc.) by directors, executive officers and other specifically identified key personnel (the “Pre-Clearance Group”) must be pre-cleared by the Company’s Chief Financial Officer and Vice President and General Counsel. Individuals who are not directors or executive officers but who are subject to the pre-clearance policy will be so notified. If the Company’s Chief Financial Officer and Vice President and General Counsel both pre- clear a transaction, the transaction must be completed before the window closes or you become aware of material non-public information after the transaction is pre-cleared. Approvals by the Chief Financial Officer and the Vice President and General Counsel must be documented in writing. An email from each individual shall constitute proper documentation. If a member of the Pre-Clearance Group wishes to complete the transaction after such period, the transaction must be resubmitted to the Chief Financial Officer and Vice President and General Counsel for subsequent approval. The pre-clearance required for this section applies to all transactions in Company securities by the Pre-Clearance Group without regard to whether such transaction is permitted pursuant to the Company’s Stock Ownership Guidelines contained in the Company’s Corporate Governance Guidelines.

7.Compliance and penalties

Surveillance. The SEC and the Financial Industry Regulatory Authority’s Office of Fraud Detection and Market Analysis have extensive surveillance facilities that are used to monitor trading in stocks and options. If a security transaction becomes the subject of scrutiny, the transaction will be viewed after the fact. As a result, before engaging in any transaction, all persons covered by this Policy should carefully consider how regulators and others might view the transaction in hindsight.

Penalties. The consequences of insider trading violations can be severe. For individuals who trade on inside information (or tip information to others), penalties include:

1. A civil penalty of disgorgement, or return, of profit gained or loss avoided, plus a fine of up to three times the profit gained or loss avoided;

2. A criminal fine (no matter how small the profit) of up to $5 million; and

3. A jail term of up to 20 years.

In addition to civil and criminal penalties, persons contemporaneously trading at the time of a violation of the insider trading laws have the right to sue the insider for an amount equal to the profit gained or loss avoided by the insider in such transaction, offset by any amounts the insider is required to disgorge by the SEC.

For a company (as well as any supervisory person of a company) that fails to take appropriate steps to prevent illegal trading, penalties include:

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1. A civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and

2. A criminal penalty of up to $25 million.

Compliance. All officers, directors, employees, consultants and contractors of the Company must strictly comply with this Policy. Moreover, no person should engage in any transaction in which he or she may even appear to be trading while in possession of material nonpublic information. Failure to observe this Policy may result in serious legal difficulties for the officer, director, employee, consultant or contractor, as well as for the Company.

8.Administration and enforcement

Questions. All questions and inquiries regarding this Policy should be addressed to the Company’s Chief Financial Officer or the Vice President and General Counsel. If in doubt, ask first, if you are unsure about any aspect of this Policy or its applicability to you. However, ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual.

Discipline. Violations of this Policy are subject to disciplinary action, up to and including termination of your employment, whether or not you have violated federal securities law.